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                                                                      EXHIBIT 11

                  FIRST USA PAYMENTECH, INC. AND SUBSIDIARIES


                      COMPUTATION OF NET INCOME PER SHARE
              THREE AND NINE MONTHS ENDED MARCH 31, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)






                                             THREE MONTHS ENDED        NINE MONTHS ENDED
                                                 MARCH 31,                 MARCH 31,
                                        -------------------------  ------------------------
                                             1997         1996         1997         1996
                                        ------------  -----------  -----------  -----------
Primary
-------
Net income............................  $     7,360   $     3,888  $    12,472  $     8,822
                                        -----------   -----------  -----------  -----------

Weighted average common equivalent
 shares outstanding
 Average common shares outstanding....   34,928,763    24,788,005   32,909,868   24,537,445
 Common stock equivalents -- stock
  options.............................      268,681        28,105      343,777        8,646
                                        -----------   -----------  -----------  -----------
 Weighted average common and common
  stock equivalent shares.............   35,197,444    24,816,110   33,253,645   24,546,091
                                        ===========   ===========  ===========  ===========

Net income per share..................  $      0.21   $      0.16  $      0.37  $      0.36
                                        ===========   ===========  ===========  ===========


Fully diluted
-------------
Net income............................  $     7,360   $     3,888  $    12,472  $     8,822
                                        -----------   -----------  -----------  -----------

Weighted average common and common
 equivalent shares outstanding
   Average common shares outstanding..   34,928,763    24,788,005   32,909,868   24,537,445
   Common stock equivalents -- stock
    options...........................      268,606        28,105      341,962        8,646
                                        -----------   -----------  -----------  -----------
   Weighted average common and common
    stock equivalent shares...........   35,197,369    24,816,110   33,251,830   24,546,091
                                        ===========   ===========  ===========  ===========

Net income per share assuming full
 dilution.............................  $      0.21   $      0.16  $      0.37  $      0.36
                                        ===========   ===========  ===========  ===========
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